Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined balance sheet as of September 30, 2013 and the unaudited pro forma condensed combined statements of income (loss) for the three months ended September 30, 2013 and for the fiscal year ended June 30, 2013 are based on the historical financial statements of Extreme Networks, Inc.(“Extreme” or the “Company”), and Enterasys Networks, Inc. (“Enterasys”) after giving effect to Extreme’s acquisition of Enterasys using the acquisition method of accounting and borrowing pursuant to the term loan and revolving credit facility to finance the Enterasys acquisition, and after applying the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

Extreme and Enterasys have different fiscal year ends. Accordingly, the unaudited pro forma condensed combined balance sheet as of September 30, 2013 combines Extreme’s historical unaudited condensed consolidated balance sheet as of September 30, 2013 and Enterasys’ historical audited consolidated balance sheet as of September 30, 2013 and is presented as if the acquisition of Enterasys had occurred on September 30, 2013 and includes all adjustments that give effect to events that are directly attributable to the acquisition of Enterasys and that are factually supportable. The unaudited pro forma condensed combined statement of income (loss) for the three months ended September 30, 2013 combines the unaudited historical results of Extreme for the three months ended September 30, 2013 and the unaudited historical results of Enterasys for the three months ended September 30, 2013. The unaudited pro forma condensed combined statement of income (loss) for the fiscal year ended June 30, 2013 combines the audited historical results of Extreme for the year ended June 30, 2013 and the audited historical results of Enterasys for the year ended September 30, 2013. The unaudited pro forma condensed combined statements of income (loss) are presented as if the acquisition had occurred on July 1, 2012 and include adjustments that give effect to events that are directly attributable to the acquisition of Enterasys, expected to have a continuing impact and that are factually supportable.

The unaudited pro forma condensed combined financial statements are based on the estimates and assumptions set forth in the notes to such statements, which are preliminary and have been made solely for purposes of developing such pro forma information. The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the results that would have been achieved had the acquisition been consummated and the borrowings pursuant to the term loan and revolving credit facility been completed as of the date indicated or that may be achieved in the future.

The acquisition has been accounted for using the acquisition method of accounting.  The estimated purchase price has been allocated on a preliminary basis to tangible and intangible assets acquired and liabilities assumed.  The final purchase price allocation is pending the finalization of appraisal valuations, which may result in an adjustment to the preliminary purchase price allocation. Also, additional information which existed as of the acquisition date but was unknown to the Company at that time, may become known to the Company during the remainder of the measurement period, a period not to exceed 12 months from the acquisition date, may result in a change in the purchase price allocation.  While management believes that its preliminary estimates and assumptions underlying the valuations are reasonable, different estimates and assumptions could result in different valuations assigned to the individual assets acquired and liabilities assumed, and the resulting amount of goodwill.

The unaudited pro forma condensed combined financial statements do not include the realization of future cost savings or synergies or the effects of any future restructuring activities that pertain to Extreme’s operations.  These future restructuring expenses may be material and may include costs for severance, costs for vacating facilities and costs to exit or terminate other duplicative activities.  Future restructuring expenses will be recorded in the period that these expenses become probable and can be estimated or are incurred.

These unaudited pro forma condensed combined financial statements should be read in conjunction with Extreme’s historical consolidated financial statements and notes thereto contained in Extreme’s Annual Report on Form 10-K for its fiscal year ended June 30, 2013 and Quarterly Report on Form 10-Q for its three months ended September 30, 2013 and Enterasys’ historical consolidated financial statements and notes thereto contained herein for its fiscal year ended September 30, 2013 and 2012, which is included as Exhibit 99.1 and for its fiscal year ended September 30, 2012 and 2011, which is included as Exhibit 99.2 to this Form 8-K/A.

EXTREME NETWORKS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS

As of September 30, 2013

(In thousands, except per share amounts)

	Historical
	September 30,	September 30,
	2013	2013	Pro Forma		Pro Forma
	Extreme	Enterasys	Adjustments		Combined

ASSETS
Current assets:
Cash and cash equivalents	$103,008	$38,099	$(38,099)	A	$103,008
Short-term investments	96,427	—	(80,000)	B	16,427
Accounts receivable, net	39,297	32,741	6,764	C,F	78,802
Affiliate receivables	—	18,316	(18,316)	D	—
Inventories, net	30,389	23,271	10,751	C,F	64,411
Affiliate note receivable	—	31,022	(31,022)	D	—
Deferred income taxes	408	14,168	(13,712)	C,M	864
Prepaid expenses and other current assets, net	11,712	7,381	154	C	19,247
Total current assets	281,241	164,998	(163,480)		282,759
Restricted cash	—	637	—		637
Property and equipment, net	25,807	15,964	7,158	C	48,929
Goodwill	—	117,675	(60,060)	C	57,615
Intangible assets	3,957	9,275	102,625	C	115,857
Deferred income taxes	—	55,377	(55,282)	C,M	95
Other assets, net	7,965	10,796	(5,096)	C	13,665
Total assets	$318,970	$374,722	$(174,135)		$519,557

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$28,451	$20,194	$—		$48,645
Affiliate payables	—	2,172	(2,172)	D	—
Accrued compensation and benefits	12,957	15,775	—		28,732
Restructuring liabilities	572	—	—		572
Accrued warranty	3,440	—	841	F	4,281
Short term debt	—	—	3,250	E	3,250
Deferred revenue, net	32,080	40,140	(11,900)	C,F	60,320
Deferred revenue, net of cost of sales to distributors	18,600	—	3,473	F	22,073
Other accrued liabilities	15,114	18,711	(2,849)	C,F,M	30,976
Affiliate debt	—	94,875	(94,875)	D	—
Total current liabilities	111,214	191,867	(104,232)		198,849

Long term debt	—	—	96,750	E	96,750
Deferred revenue, less current portion	8,156	13,573	(1,765)	C	19,964
Deferred income taxes	—	25,922	(24,390)	C,M	1,532
Other long-term liabilities	6,582	10,151	(7,289)	C	9,444

Commitments and contingencies

Stockholders’ equity:
Convertible preferred stock, $.001 par value	—	—	—		—
Common stock, $.001 par value	94	—	—		94
Additional paid-in-capital	824,705	209,754	(209,754)	G	824,705
Accumulated other comprehensive income (loss)	(843)	(7,343)	7,343	G	(843)
Accumulated deficit	(630,938)	(69,202)	69,202	G	(630,938)
Total stockholders’ equity	193,018	133,209	(133,209)		193,018
Total liabilities and stockholders’ equity	$318,970	$374,722	$(174,135)		$519,557

EXTREME NETWORKS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Three Months Ended September 30, 2013

(In thousands, except per share amounts)

	Historical
	Three Months Ended
	September 30,	September 30,
	2013	2013	Pro Forma		Pro Forma
	Extreme	Enterasys	Adjustments		Combined
Net revenues:
Product	$61,045	$66,267	$—		$127,312
Service	14,871	21,220	—		36,091
Total net revenues	75,916	87,487	—		163,403

Cost of revenues:
Product	27,516	31,615	4,149	H,I	63,280
Service	4,693	7,399	188	H,I	12,280
Total cost of revenues	32,209	39,014	4,337		75,560

Gross profit:
Product	33,529	34,652	(4,149)		64,032
Service	10,178	13,821	(188)		23,811
Total gross margin	43,707	48,473	(4,337)		87,843
Operating expenses:
Research and development	9,937	14,376	732	H,I	25,045
Sales and marketing	22,694	21,115	995	H,I	44,804
General and administrative	6,934	3,917	(12)	H,I	10,839
Acquisition-related expenses	3,695	2,343	(6,038)	J	—
Restructuring charges	75	—	—		75
Amortization of purchased intangibles	—	2,005	3,662	H	5,667
Total operating expenses	43,335	43,756	(661)		86,430

Operating income	372	4,717	(3,676)		1,413
Interest income	275	—	(154)	L	121
Interest expense	—	(2,161)	1,341	K,D	(820)
Other (expense)/ income, net	(255)	80	—		(175)
Income before income taxes	392	2,636	(2,489)		539
Provision for income taxes	427	1,252	(591)	M	1,088

Net income (loss)	$(35)	$1,384	$(1,898)		$(549)

Basic and diluted net income (loss) per share:
Net income (loss) per share - basic	$—				$(0.01)
Net income (loss) per share - diluted	$—				$(0.01)
Shares used in per share calculation - basic	94,062				95,197
Shares used in per share calculation - diluted	94,062				95,197

EXTREME NETWORKS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended June 30, 2013

(In thousands, except per share amounts)

	Historical
	Year Ended
	June 30,	September 30,
	2013	2013	Pro Forma		Pro Forma
	Extreme	Enterasys	Adjustments		Combined
Net revenues:
Product	$239,955	$249,942	$—		$489,897
Service	59,388	82,957	—		142,345
Total net revenues	299,343	332,899	—		632,242
Cost of revenues:
Product	115,862	122,822	16,522	H,I	255,206
Service	20,855	32,835	707	H,I	54,397
Total cost of revenues	136,717	155,657	17,229		309,603
Gross profit:
Product	124,093	127,120	(16,522)		234,691
Service	38,533	50,122	(707)		87,948
Total gross margin	162,626	177,242	(17,229)		322,639
Operating expenses:
Research and development	40,521	60,074	3,030	H,I	103,625
Sales and marketing	87,202	85,493	3,953	H,I	176,648
General and administrative	28,754	17,590	293	H,I	46,637
Restructuring charges	6,836	—	—		6,836
Gain on sale of facilities	(11,539)	—	—		(11,539)
Acquisition-related expenses	—	2,343	(2,343)	J	—
Amortization of purchased intangibles	—	8,021	14,646	H	22,667
Total operating expenses	151,774	173,521	19,579		344,874

Operating income (loss)	10,852	3,721	(36,808)		(22,235)
Interest income	1,070	—	(616)	L	454
Interest expense	—	(8,638)	5,787	K,D	(2,851)
Other (expense)/ income, net	(571)	5,195	—		4,624
Income (loss) before income taxes	11,351	278	(31,637)		(20,008)
Provision for income taxes	1,678	397	2,414	M	4,489
Net income (loss)	$9,673	$(119)	$(34,051)		$(24,497)

Basic and diluted net income (loss) per share:
Net income (loss) per share - basic	$0.10				$(0.26)
Net income (loss) per share - diluted	$0.10				$(0.26)
Shares used in per share calculation - basic	93,954				93,954
Shares used in per share calculation - diluted	95,044				93,954

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Description of the Transaction

On October 31, 2013 (the “Acquisition Date”), Extreme Networks, Inc. (“Extreme ” or “the Company”) completed the acquisition of Enterasys Networks, Inc. (“Enterasys”), a privately held provider of wired and wireless network infrastructure and security solutions, for $180 million in cash.  Also, on October 31, 2013, the Company entered into a $125 million senior secured credit facilities agreement consisting of a $65 million term loan facility (“Term Loan”) and a revolving credit facility of $60 million (“Revolving Facility”).  Both facilities mature on October 31, 2018.  The proceeds from the Term Loan were used to pay a portion of the purchase price in the acquisition of all of the issued and outstanding capital stock of Enterasys. The company also drew $35 million of the $60 million Revolving Facility to pay a portion of the purchase price in the acquisition of all of the issued and outstanding capital stock of Enterasys.

2. Preliminary Purchase Price

On October 31, 2013, Extreme completed its acquisition of Enterasys such that Enterasys became a wholly owned subsidiary of Extreme. Cash of $180 million was paid at the Acquisition Date with remaining amounts, if any, to be based on working capital adjustments as defined in the agreement.  These adjustments have not been finalized as of the date of this filing.

3. Preliminary Purchase Price Allocation

The estimated purchase price has been allocated to Enterasys’ estimated tangible and identifiable intangible assets acquired and liabilities assumed on a preliminary basis as follows (in thousands):

Estimated purchase price		$180,000

Current assets	73,000
Property and equipment	23,100
Identifiable intangible assets	108,900
In-process research and development	3,000
Deferred tax assets	17,700
Other assets	6,900
Goodwill	35,700
Current liabilities	(73,700)
Other long term liabilities	(14,600)

Net assets acquired		$180,000

For the purposes of the pro forma financial statements, the estimated purchase price stated above has been allocated based on the preliminary estimates of the fair value of the assets acquired and liabilities assumed as of the balance sheet date presented.  The final purchase price allocation will be based on the estimated fair values at the acquisition date and could vary significantly from the pro forma amounts.

The $108.9 million of acquired identifiable intangibles have a weighted-average useful life of approximately three years.  The definite-lived intangible assets include developed technology of $45 million (3-year weighted average useful life), customer relationships of $37 million (3-year weighted average useful life), maintenance contracts of $17 million (5-year weighted average useful life), Trademarks of $2.5 million (3-year weighted average useful life), and order backlog of $7.4 million (1.5-year useful life).  The amortization for the developed technology is recorded in “Cost of revenues” for product and the amortization for the remaining intangibles is recorded in “Amortization of purchased intangibles” on the condensed consolidated statement of operations.

The Company also has an indefinite lived asset of $3 million which represents the fair value of in process research and development activities.  Once the related research and development efforts are completed, the Company will determine whether the asset will continue to be an indefinite lived asset or it has become a finite lived asset and apply the appropriate accounting accordingly.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

4.      Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

A.            Per the Stock Purchase Agreement signed by Extreme and Enterasys, Extreme did not acquire any cash as part of the acquisition.  Pro forma adjustments have been made to eliminate the cash and cash equivalents held by Enterasys as of the date of balance sheet presented.

B.            To record the decrease in short term investments liquidated to pay for the acquisition of Enterasys as follows:

(in thousands)

Proceeds from Term Loan	$65,000
Draw from Revolving Facility	35,000
Purchase consideration paid	(180,000)
Adjustments to short term investments	$(80,000)

C.            The pro forma adjustments reflect the preliminary purchase accounting fair value estimates for the net assets to be acquired and liabilities assumed.  This is an estimate based on preliminary purchase price allocation which is subject to final allocation upon completion of the valuation process.

(in thousands)

Increase in accounts receivables	$148
Increase in inventories	12,446
Decrease in current deferred income tax assets	(13,712)
Increase in prepaid and other current assets, net	154
Increase in property and equipment, net	7,158
Decrease in non-current deferred income tax assets	(55,282)
Decrease in non-current other assets, net	(5,096)
Decrease in current deferred revenue	(13,348)
Decrease in other accrued liabilities	(2,008)
Decrease in non-current deferred revenue	(1,765)
Decrease in non-current deferred income tax liabilities	(24,390)
Decrease in other long-term liabilities	(7,289)

Intangibles
Identifiable intangibles from Enterasys acquisition	$108,900
In-process research and development from Enterasys acquisition	3,000
Remove historical Enterasys intangibles	(9,275)
$102,625

Goodwill
Goodwill from Enterasys acquisition	$57,615
Remove historical Enterasys Goodwill	(117,675)
$(60,060)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

D.            Enterasys was formerly a wholly owned subsidiary of Enterprise Networks Holdings B.V. (JV Co.) which was in turn formed by a joint venture transaction between Siemens AG and Gores Group LLC. Historical Enterasys financial statements include significant related party transactions with JV Co. which have been eliminated as the Company will have no affiliation with the former owners.  The pro forma adjustments reflect the elimination of such related party transactions from the historical financial statements including affiliate receivables, affiliate notes receivable, affiliate payables, affiliate debt and related interest expense.

E.             On October 31, 2013, Extreme entered into $125 million senior secured credit facilities agreement consisting of a $65 million Term Loan and a $60 million Revolving Facility.  Both facilities mature on October 31, 2018.  Beginning on December 31, 2013, the Term Loan shall be repaid in consecutive quarterly installments in amounts as set forth by the credit facilities agreement. The draws on the Revolving Facility shall be repaid on the maturity date if not repaid before that date. The proceeds of the Term Loan were used to pay a portion of the purchase price in the acquisition of Enterasys. The Company also drew $35 million of the $60 million Revolving Facility to pay a portion of the purchase price in the acquisition of all of the issued and outstanding capital stock of Enterasys.  The pro forma adjustments reflect the incurrence of debt.

F.              The following reclassification adjustments have been made to conform Enterasys’ historical amounts to Extreme’s presentation.  The adjustments primarily relate to separately identifying current accrued warranty, reclassifying deferred costs from inventory to deferred revenue, net and deferred revenue, net of cost of sales to distributors and reclassifying deferred revenue balances out of accounts receivables and inventory to deferred revenue, net and deferred revenue, net of cost of sales to distributors.

(in thousands)

Reclassification of current accrued warranty
Increase in accrued warranty	$841
Decrease in other accrued liabilities	(841)

Reclassification of deferred cost to deferred revenue
Decrease in inventories, net	$(1,498)
Decrease in deferred revenue, net	(196)
Decrease in deferred revenue, net of cost of sales to distributors	(1,302)

Reclassification between accounts receivables, inventory, deferred revenue, net and deferred revenue, net of cost of sales to distributors
Increase in accounts receivables	$6,616
Decrease in inventories, net	(197)
Increase in deferred revenue, net	1,644
Increase in deferred revenue, net of cost of sales to distributors	4,775

G.            Pro forma adjustments reflect the elimination of historical Enterasys’ equity.

H.           The pro forma adjustments to depreciation and amortization reflect the net effect of the removal of the historical depreciation and amortization expense for the Enterasys assets and the addition of the new depreciation and amortization expense for property and equipment and finite-lived intangible assets acquired in the Enterasys acquisition, based on the preliminary values assigned to these assets.  The following table summarizes the pro forma adjustments to depreciation and amortization:

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

	Three months ended September 30, 2013			Year ended June 30, 2013
(in thousands)	Record Extreme’s new depreciation and amortization	Removing Enterasys’ historical depreciation and amortization	Net	Record Extreme’s new depreciation and amortization	Removing Enterasys’ historical depreciation and amortization	Net
Cost of revenues
Product	$4,127	$(91)	$4,036	$16,543	$(475)	$16,068
Services	71	(76)	(5)	247	(313)	(66)
Research and development	291	(394)	(103)	1,163	(1,471)	(308)
Sales and Marketing	37	(40)	(3)	147	(186)	(39)
General and administrative	531	(757)	(226)	2,126	(2,689)	(563)
Amortization of purchased intangibles	5,667	(2,005)	3,662	22,667	(8,021)	14,646

I.                Pro forma adjustment to record the estimated stock-based compensation expense, net of estimated forfeitures, related to the unearned portion of Enterasys stock options and restricted stock units assumed in connection with the acquisition using the straight-line amortization method over the remaining vesting periods.  The estimated value of the stock options and restricted stock units assumed and converted related to the pre-combination period was immaterial and was excluded from the preliminary purchase price.

(in thousands)	Three months ended September 30, 2013	Year ended June 30, 2013
Cost of revenues
Product	$113	$454
Services	193	773
Research and development	835	3,338
Sales and Marketing	998	3,992
General and administrative	214	856
	$2,353	$9,413

J.                Pro forma adjustment to reflect the removal of transaction costs that were incurred by Extreme and Enterasys during the three months ended September 30, 2013. These costs have been excluded since they are considered to non-recurring.

K.           The pro forma adjustments to interest expense reflect the removal of Enterasys’ historical interest expense and the addition of interest expense resulting from the new borrowings undertaken to partially finance the acquisition.  Interest expense is calculated using the actual interest rates for the periods presented.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

L.             The pro forma adjustments for the assumed reduction in interest income due to reduced cash and cash equivalent balances as a result of the cash consideration issued as part of the acquisition.

(in thousands)	Three months ended September 30, 2013	Year ended June 30, 2013

Reduction in interest income based on $80 million cash used at an effective weighted-average interest rate of 0.77% for both the three months ended September 30, 2013 and the year ended June 30, 2013, respectively.	$154	$616

The effective weighted average interest rate was determined based on the actual interest recognized by the Company in its historical financial statements for the periods presented.

M.         The pro forma adjustments to deferred tax assets/(liabilities) and income tax expense, as summarized below, are due to the impact on the historical balances and provision for income taxes to reflect the establishment of a valuation allowance on the Enterasys’ deferred tax assets in the Unites States as well as a partial valuation allowance on its deferred tax assets in Brazil. As a result of the transaction, a tax sharing arrangement within the prior U.S. consolidated group was eliminated, therefore a valuation allowance in the U.S. is required as the realizability of the deferred tax assets does not meet the more likely than not threshold as the tax sharing agreement provided the majority of the positive evidence required to establish the deferred tax assets in the U.S. The establishment of the partial valuation allowance in Brazil is due to management’s assessment that as result of the transaction the business operating model of Enterasys Brazil does not support the realizability of all of the net deferred tax assets of the entity therefore only a portion of the deferred tax assets met the more likely than not threshold.

The impact of the other pro-forma adjustments to income before tax are estimated to be primarily in taxing jurisdictions where the effective tax rate is zero, therefore no pro forma adjustments to the income tax provision has been made for these items.

(in thousands)
Decrease in current deferred income tax assets	$(13,712)
Decrease in non-current deferred income tax assets	(55,282)
Decrease in current deferred income tax liabilities	(1,515)
Decrease in non-current deferred income tax liabilities	(24,390)

	Three months ended September 30, 2013	Year ended June 30, 2013
Provision for income taxes	$(591)	$2,414

5.      Pro Forma Net Income per Share

The pro forma basic and diluted net income (loss) per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the weighted average number of Extreme common shares outstanding and are adjusted for additional stock awards assumed from Enterasys stock award plans pursuant to treasury stock method as if those awards had been assumed and converted as they stood at the acquisition date as of the beginning of each period presented without consideration for any subsequent award activity such as grants, exercises and cancellations for the unaudited pro forma condensed combined statements of operations for the periods presented.  The proforma adjustment to basic shares reflects the estimated shares from the release of the restricted stock units based on the vesting terms of the grants.  The proforma adjustments to the diluted shares reflect the adjustment to the basic shares as well as the exclusion of the diluted impact of Extreme’s outstanding stock options and restricted stock awards as the pro forma adjustments result change Extreme’s

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

income position in a combined loss position.

	Weighted-Average Common Shares Outstanding
(in thousands)	Three months ended September 30, 2013	Year ended June 30, 2013
Basic weighted average common shares outstanding, as reported	94,062	93,954
Impact of Enterasys restricted stock awards assumed and vesting during the period	1,135	—
	95,197	93,954

Diluted weighted-average common shares outstanding, as reported	94,062	95,044
Impact of Enterasys restricted stock awards assumed and vesting during the period	1,135	—
Exclusion of dilutive effect of Extreme unvested stock options and restricted stock awards due to change to loss position	—	(1,090)
	95,197	93,954